Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated October 11, 2001, except as to Note 1 as to reimbursements and reimbursable expenses and Note 18 which are as of October 29, 2002, relating to the combined and consolidated financial statements of Accenture Ltd, which appears in Accenture Ltd’s Form 10-K/A filed on October 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
October 31, 2002